RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated June 13, 2014 To the Product Prospectus Supplement No. CCCY-2, dated October 25, 2013, and the Prospectus Supplement and Prospectus, Each Dated July 23, 2013	$2,615,000 Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, due December 17, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Contingent Coupon Callable Yield Notes (the “Notes”) linked to the worst performing of two equity indices (each, an “Index”) and one exchange-traded fund (each, a “Reference Asset” and collectively, the “Reference Assets”).

The Notes will pay a quarterly Contingent Coupon at the rate of 9.43% per annum if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date. Investors may not receive the quarterly Contingent Coupon for one or more quarterly periods during the term of the Notes.

The CUSIP number for the Notes is 78010UD95.
Reference Assets	Initial Levels	Coupon Barriers*	Barrier Levels*
iShares® MSCI Emerging Markets ETF (“EEM”)	$43.61	$32.71, which is 75% of the Initial Level	$32.71, which is 75% of the Initial Level
Russell 2000® Index (“RTY”)	1,162.685	872.014, which is 75% of the Initial Level	872.014, which is 75% of the Initial Level
EURO STOXX® Index (“SX5E”)	3,282.84	2,462.13, which is 75% of the Initial Level	2,462.13, which is 75% of the Initial Level
* Rounded to two decimal places.

The Notes may be called, at our discretion, on any interest payment date on or after September 18, 2014, if we provide notice on or before the corresponding Early Redemption Notice Date.  The Call Price will be 100% of the principal amount, plus any Contingent Coupon otherwise due on the Notes.

At maturity, in addition to any Contingent Coupon otherwise due on the Notes, we will pay the principal amount of the Notes, unless the Final Level of any of the Reference Assets is less than its respective Barrier Level set forth above.

If the Final Level of any Reference Asset is less than its Barrier Level, then you will receive at maturity, instead of the principal amount, an amount of cash that will be less than the principal amount, based upon the percentage decrease of the Worst Performing Reference Asset. In addition, you will not receive the final Contingent Coupon.  Investors could lose some or all of their investment at maturity if there has been a decline in the level of any Reference Asset.

Any payments on the Notes are subject to our credit risk.

Issue Date: June 18, 2014

Maturity Date: December 17, 2015

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement, on page S-1 of the prospectus supplement, and “Selected Risk Considerations” beginning on page P7 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$2,615,000
Underwriting discounts and commissions	1.50%	$39,225
Proceeds to Royal Bank of Canada	98.50%	$2,575,775

The underwriting discount to be received by Barclays Capital, Inc. (“BCI”) is $15.00 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes as of the date of this pricing supplement is $974.67 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC (“RBCCM”) or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC	Barclays Capital, Inc.

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Currency:	U.S. Dollars

Minimum Investment:	$10,000 and minimum denominations of $1,000 in excess thereof

Trade Date:	June 13, 2014

Issue Date:	June 18, 2014

CUSIP:	78010UD95

Valuation Date:	December 14, 2015

Contingent Coupon:
The Notes will pay a quarterly Contingent Coupon if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Observation Date.

The Contingent Coupon will be paid at the rate of 9.43% per annum, subject to early redemption.  Each Contingent Coupon, if payable, will be in equal installments of $23.575 per $1,000 in principal amount of the Notes.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Observation Dates:	September 15, 2014, December 15, 2014, March 13, 2015, June 15, 2015, September 14, 2015, and December 14, 2015. We also refer to December 14, 2015 as the “Valuation Date.”

Interest Payment Dates:
The Contingent Coupon, if payable, will be paid quarterly on September 18, December 18, March 18, and June 18 of each year, beginning on September 18, 2014, and ending on the Maturity Date. If any interest payment date occurs on a day that is not a business day, the payment will be made on the next business day, and no additional interest will be payable as a result of the postponement.

Early Redemption:	The Notes may be redeemed at our discretion, on any interest payment date on or after September 18, 2014, provided that we deliver notice on or prior to the applicable Early Redemption Notice Date.

Early Redemption Price:	100% of the principal amount, plus any Contingent Coupon otherwise due on the Notes.

Early Redemption Notice Dates:	September 15, 2014, December 15, 2014, March 13, 2015, June 15, 2015, September 14, 2015, and December 14, 2015.

Initial Level:	For each Reference Asset, the applicable closing level on the trade date, as specified on the cover page.

Final Level:	The closing level of the applicable Reference Asset on the Valuation Date.

Barrier Level:	For each Reference Asset, 75% of its Initial Level, as specified on the cover page.

Coupon Barrier:	For each Reference Asset, 75% of its Initial Level, as specified on the cover page.

Payment at Maturity:
If the Notes are held to maturity, and:

•      If, on the Valuation Date, the Final Level of each Reference Asset is at or above its Barrier Level, then the investor will receive a cash payment equal to the principal amount, plus any Contingent Coupon otherwise due on the Notes.

•      If, on the Valuation Date, the Final Level of any Reference Asset is below its Barrier Level, then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change of the Worst Performing Reference Asset)

In this case, you will not receive the final Contingent Coupon, and you will lose all or a portion of the principal amount of the Notes.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P2

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

Worst Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.

Percentage Change:	For each Reference Asset, an amount, expressed as a percentage, equal to: Final level – Initial Level Initial Level

Maturity Date:	December 17, 2015, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if the Final Level of any Reference Asset is less than its Barrier Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract linked to the Reference Assets for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P3

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated October 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Without limiting the forgoing, please see the product prospectus supplement for additional information relating to the determination of the Initial Level, the Coupon Barrier, the Barrier Level and the Final Level of the EEM, and potential adjustments thereto.  Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated October 25, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated October 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913005894/c1024131424b5.htm

RBC Capital Markets, LLC	Barclays Capital, Inc.
P4

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

HYPOTHETICAL RETURNS

The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (excluding the final Contingent Coupon, if payable) for a hypothetical range of performance for the Worst Performing Reference Asset, assuming an Initial Level for that Reference Asset of 100.00, a Barrier Level of 75.00 and an initial investment of $1,000, and assuming the Notes are not called prior to maturity.  Hypothetical Final Levels are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels on the Valuation Date.  The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.  If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable interest payment date, for each $1,000 principal amount, $1,000 plus any Contingent Coupon otherwise due on the Notes to but excluding the call payment date.

We make no representation or warranty as to which of the Reference Assets will be the Worst Performing Reference Asset.  It is possible that the Final Level of each Reference Asset will be less than its Initial Level.

Hypothetical Final Level	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
130.00	100.00%	$1,000.00
120.00	100.00%	$1,000.00
110.00	100.00%	$1,000.00
100.00	100.00%	$1,000.00
85.00	100.00%	$1,000.00
75.00	100.00%	$1,000.00
74.99	74.99%	$749.90
65.00	65.00%	$650.00
55.00	55.00%	$550.00
50.00	50.00%	$500.00
25.00	25.00%	$250.00
0.00	0.00%	$0.00

RBC Capital Markets, LLC	Barclays Capital, Inc.
P5

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated, assuming the Notes have not been called.

Example 1: The level of the Worst Performing Reference Asset increases by 25% from the Initial Level of 100.00 to the Final Level of 125.00.  Because the level of the Worst Performing Reference Asset is greater than the Barrier Level of 75.00, the investor receives at maturity, in addition to any Contingent Coupon otherwise due on the Notes, a cash payment of $1,000.00 per Note, despite the 25% appreciation in the level of the Worst Performing Reference Asset.

Example 2: The level of the Worst Performing Reference Asset decreases by 15% from the Initial Level of 100.00 to the Final Level of 85.00.  Because the level of the Worst Performing Reference Asset is greater than the Barrier Level of 75.00, the investor receives at maturity, in addition to any Contingent Coupon otherwise due on the Notes, a cash payment of $1,000.00 per Note, despite the 15% decline in the level of the Worst Performing Reference Asset.

Example 3: The level of the Worst Performing Reference Asset is 50.00 on the Valuation Date, which is less than the Barrier Level of 75.00.  Because the level of the Worst Performing Reference Asset is less than the Barrier Level of 75.00 on the Valuation Date, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000.00 in the principal amount of the Notes.

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Asset.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P6

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Worst Performing Reference Asset.  You will lose one percent of the principal amount of your Notes for each one percent that the Worst Performing Reference Asset has declined if the Final Level of the Worst Performing Reference Asset is less than its Barrier Level.

•
Your Payment at Maturity May Be Determined Solely by Reference to the Worst Performing Reference Asset Even if the Other Reference Assets Perform Better — If the Final Level of one of the Reference Assets is less than its applicable Barrier Level, your Payment at Maturity will be determined by reference to the performance of the Worst Performing Reference Asset.  Even if the Final Levels of the other Reference Assets have increased compared to their Initial Levels, or have experienced a decrease that is less than that of the Worst Performing Reference Asset, your return will only be determined by reference to the performance of the Worst Performing Reference Asset, regardless of the performance of the other Reference Assets.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing level of any Reference Asset is less than its Coupon Barrier on an Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing level of any Reference Asset is less than its Coupon Barrier on each Observation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if the Final Level of the Worst Performing Reference Asset is less than its Barrier Level, we will not pay the final Contingent Coupon on the Maturity Date, and you will incur a loss of principal.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Return Is Limited by the Early Redemption Feature and the Contingent Coupon Payments — The return potential of the Notes is limited to the return represented by the Contingent Coupon, regardless of any appreciation of the Reference Assets. Further, if the Notes are redeemed early, you will not receive any additional Contingent Coupons in respect of any subsequent interest payment dates. Since the Notes could be called as early as September 18, 2014, the total return on the Notes could be minimal. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.

•
Reinvestment Risk — If we elect to redeem the Notes early, the term of the Notes may be as short as approximately three months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date. We will be more likely to redeem the Notes if the expected payments of the Notes exceed the return reflected by our senior debt instruments with a comparable maturity.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the Contingent Coupons, if payable, and the amount due on the Maturity Date is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment dates.  This will be the case even if the levels of the Reference Assets increase after the trade date.  No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P7

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices or levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Prior to Maturity, the Value of the Notes Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the value of the Notes.  We expect that, generally, the closing price or closing level of each Reference Asset on any day will affect the value of the Notes more than any other single factor.  However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the value of the Reference Assets. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

o           the market value of the Reference Assets;

o	whether the market value of one or more of the Reference Assets is below the Coupon Barrier or the Barrier Level;

o           the expected volatility of the Reference Assets;

o           the time to maturity of the Notes;

o	the dividend rate on the Reference Assets or on the equity securities represented by the Reference Assets;

o	interest and yield rates in the market generally, as well as in the markets of the equity securities represented by the Reference Assets;

o	the occurrence of certain events relating to a Reference Asset that may or may not require an adjustment to the Initial Level, the Coupon Barrier and the Barrier Level;

o
economic, financial, political, regulatory or judicial events that affect the Reference Assets or the equity securities represented by the Reference Assets or stock markets generally, and which may affect the market value of the Reference Assets on any Observation Date;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the equity securities represented by the EEM and SX5E are traded; and

o           our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your Notes at a substantial discount from the principal amount if the market value of the Reference Assets is at, below or not sufficiently above their Initial Levels, the Coupon Barrier or the Trigger Level.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P8

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

•
The Business Activities of Royal Bank, BCI or their Respective Affiliates May Create Conflicts of Interest — We, BCI and our respective affiliates expect to engage in trading activities related to the securities included in or represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, BCI and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the share price or levels, as applicable, of the Reference Assets, could be adverse to the interests of the holders of the Notes.  We, BCI, and one or more of our respective affiliates may, at present or in the future, engage in business with the securities included in or represented by the Reference Assets, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, BCI and our respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or securities included in or represented by the Reference Assets.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us, BCI, or one or more of our respective affiliates may affect the share price or levels, as applicable, of the Reference Assets, and, therefore, the market value of the Notes.

•
Market Disruption Events and Adjustments — The Payment at Maturity, each Observation Date and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section “Additional Terms of the Notes” below.

Risks Relating to the Reference Assets

•
Owning the Notes Is Not the Same as Owning the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the EEM, or the securities represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets — In the ordinary course of their business, our affiliates may have expressed views on expected movement in the Reference Assets or the equity security that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to either Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by our affiliates.

•
An Investment in the Notes Is Subject to Risks Associated With Non-U.S. Securities Markets — The securities represented by the EEM and the SX5E have been issued by non-U.S. companies.  An investment in notes linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P9

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

•
Changes That Affect an Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the sponsor of each of the MSCI Emerging Markets Index (which underlies the EEM), the RTY or the SX5E concerning the calculation of the applicable index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amounts payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Notes.

•
We Have No Affiliation with any Index Sponsor and Will Not Be Responsible for any Actions Taken by an Index Sponsor — No index sponsor is an affiliate of ours or will be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Notes.  No index sponsor has any obligation of any sort with respect to the Notes.  Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to any index sponsor.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P10

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

ADDITIONAL TERMS OF THE NOTES

Closing Level

The closing level for either Index on any trading day will equal its closing level published following the regular official weekday close of trading on that trading day.

A “trading day” as to an Index means a day on which the principal trading market for that Index is open for trading.

Unavailability of the Level of an Index

If the sponsor of an Index discontinues publication of that Index and its sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for that Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that Index.

If an Index’s sponsor discontinues publication of that Index prior to, and that discontinuance is continuing on, any trading day on which the level of that Index must be determined, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that Index for the relevant date in accordance with the formula for and method of calculating that Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that Index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of either Index may adversely affect the value of your Notes.

If at any time the method of calculating a closing level for either Index or a successor index is changed in a material respect, or if either Index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of that Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that Index as if those changes or modifications had not been made.  Accordingly, if the method of calculating that Index is modified so that the value of that Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust that Index in order to arrive at a value of that Index as if it had not been modified (e.g., as if such split had not occurred).

RBC Capital Markets, LLC	Barclays Capital, Inc.
P11

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

Index Market Disruption Events

A “market disruption event” with respect to either Index means any event, circumstance or cause which Royal Bank of Canada determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank of Canada to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to either Index:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that Index on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that Index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that Index or index components constituting 20% or more, by weight, of that Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P12

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

CANADIAN FEDERAL INCOME TAX INFORMATION

For a discussion of certain Canadian federal income tax considerations of investing in the Notes, please see the discussion in the prospectus dated July 23, 2013, under “Tax Consequences—Canadian Taxation.”

U.S. FEDERAL TAX INFORMATION

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated October 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P13

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

INFORMATION REGARDING THE REFERENCE ASSETS

All disclosures contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of iShares, Inc. (“iShares®” or the “Fund Sponsor”) and Russell Investments (“Russell”) and STOXX Limited (“STOXX” and together with STOXX, the “Index Publishers”). Each of the Fund Sponsor and the Index Publishers has no obligation to continue to sponsor or publish, and may discontinue sponsorship or publication of, the respective Reference Asset. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, sponsorship or publication of any Reference Asset, or any successor.

The iShares® MSCI Emerging Markets ETF

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the EEM, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM typically earns income dividends from securities included in the MSCI Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes may be linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the EEM is not a recommendation to buy or sell the shares of the EEM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the EEM.

“iShares®” and BlackRock® are registered trademarks of BlackRock®. BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The shares of this Reference Asset trade on the NYSE Arca under the symbol “EEM.”

The MSCI Emerging Markets Index

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P14

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P15

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P16

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P17

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

The RTY

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P18

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P19

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

The SX5E

The SX5E was created by STOXX Limited and SIX Swiss Exchange AG.  Publication of the SX5E began in February 1998, based on an initial level of 1,000 at December 31, 1991.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXX Total Market Index.

Index Composition and Maintenance

For each of the 19 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index.  If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The SX5E is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.”  The SX5E components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the SX5E

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:

SX5E =	Free float market capitalization of the SX5E	x 1,000
Adjusted base date market capitalization of the SX5E

The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, number of shares outstanding, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P20

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX does not:

•	sponsor, endorse, sell, or promote the Notes;

•	recommend that any person invest in the Notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or

•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX will not have any liability in connection with the Notes.  Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	the accuracy or completeness of the SX5E and its data;

•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P21

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

USE OF PROCEEDS AND HEDGING

In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving purchases of the securities represented by the Reference Assets, shares of EEM and/or listed and/or over-the-counter derivative instruments related to any of those securities or the Reference Assets prior to or on the Trade Date.  From time to time, including around the time of each Observation Date and the Maturity Date, we, RBCCM, and our other affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, RBCCM, and our other affiliates may:

•	acquire or dispose of investments relating to the Reference Assets;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the Reference Assets; or

•	any combination of the above two.

We, RBCCM and our other affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We, RBCCM and our other affiliates may close out our or their hedges on or before any Observation Date.  That step may involve sales or purchases of the securities represented by the Reference Assets, shares of EEM, or over-the-counter derivative instruments linked to the Reference Assets.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P22

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

 HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of the Reference Assets.  In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Assets.  The information provided in these tables is for the four calendar quarters of 2010, 2011, 2012, and 2013, for the first calendar quarter of 2014, and for the period from April 1, 2014 to June 13, 2014.

We obtained the information regarding the historical performance of the Reference Assets in the graphs and the tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the levels of the Reference Assets at any time. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

The EEM

Period- Start Date	Period- End Date	High Intra-Day Price of the EEM	Low Intra-Day Price of the EEM	Period-End Closing Price of the EEM

1/1/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62

1/1/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/1/2011	12/31/2011	$43.21	$33.43	$37.94

1/1/2012	3/31/2012	$44.91	$38.21	$42.94
4/1/2012	6/30/2012	$43.75	$36.58	$39.19
7/1/2012	9/27/2012	$42.83	$37.15	$41.32
10/1/2012	12/31/2012	$44.42	$39.93	$44.35

1/1/2013	3/31/2013	$45.28	$41.72	$42.78
4/1/2013	6/30/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.77
10/1/2013	12/31/2013	$43.91	$40.15	$41.77

1/1/2014	3/31/2014	$41.25	$37.06	$40.99
4/1/2014	6/13/2014	$43.98	$40.55	$43.61

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P23

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

The RTY

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/31/2012	847.92	736.78	830.30
4/1/2012	6/30/2012	841.06	729.75	798.49
7/1/2012	9/27/2012	868.50	765.05	837.45
10/1/2012	12/31/2012	853.57	763.55	849.35

1/1/2013	3/31/2013	954.00	849.33	951.54
4/1/2013	6/30/2013	1,008.23	898.40	977.48
7/1/2013	9/30/2013	1,082.00	981.30	1,073.79
10/1/2013	12/31/2013	1,167.96	1,037.86	1,163.64

1/1/2014	3/31/2014	1,212.82	1,082.72	1,173.04
4/1/2014	6/13/2014	1,193.96	1,082.53	1,162.68

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P24

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

The SX5E

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2010	3/31/2010	3,044.37	2,617.77	2,931.16
4/1/2010	6/30/2010	3,027.14	2,448.10	2,573.32
7/1/2010	9/30/2010	2,849.45	2,502.50	2,747.90
10/1/2010	12/31/2010	2,902.80	2,635.08	2,792.82

1/1/2011	3/31/2011	3,077.24	2,717.74	2,910.91
4/1/2011	6/30/2011	3,029.68	2,692.95	2,848.53
7/1/2011	9/30/2011	2,887.30	1,935.89	2,179.66
10/1/2011	12/31/2011	2,506.22	2,054.98	2,316.55

1/1/2012	3/31/2012	2,611.42	2,279.73	2,477.28
4/1/2012	6/30/2012	2,509.93	2,050.16	2,264.72
7/1/2012	9/27/2012	2,604.77	2,142.46	2,454.26
10/1/2012	12/31/2012	2,668.23	2,427.32	2,635.93

1/1/2013	3/31/2013	2,754.80	2,563.64	2,624.02
4/1/2013	6/30/2013	2,851.48	2,494.54	2,602.59
7/1/2013	9/30/2013	2,955.47	2,539.15	2,893.15
10/1/2013	12/31/2013	3,116.23	2,891.39	3,109.00

1/1/2014	3/31/2014	3,185.68	2,944.13	3,161.60
4/1/2014	6/13/2014	3,314.67	3,083.43	3,282.84

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P25

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on June 18, 2014, which is the third (3rd) business day following the trade date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of each of the Reference Assets.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P26

Contingent Coupon Callable Yield Notes Linked to the Worst Performing of Two Equity Indices and One ETF, Due December 17, 2015

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC	Barclays Capital, Inc.
P27